                             SECURITIES AND EXCHANGE COMMISSION
                                   Washington, D.C. 20549

                                    ____________________

                                        SCHEDULE 13G
                                       (Rule 13d-102)

                  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                 TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                                 PURSUANT TO RULE 13d-2(b)
                                     (Amendment No. 3)*

                                 FIRST POTOMAC REALTY TRUST
                ___________________________________________________________
                                      (Name of Issuer)

                                        COMMON STOCK
                ___________________________________________________________
                               (Title of Class of Securities)

                                         33610F109
                                    ____________________
                                       (CUSIP Number)

                                     December 31, 2005
                ___________________________________________________________
                  (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

                                    [X] Rule 13d - 1(b)
                                    [ ] Rule 13d - 1(c)
                                    [ ] Rule 13d - 1(d)

*     The remainder of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities,  and for any subsequent amendment  containing  information which would alter  disclosures  provided in a prior cover page.

      The  information  required  on the  remainder  of this page  shall not be deemed to be
"filed"  for the purpose of Section 18 of the  Securities  Exchange  Act of 1934  ("Act") or
otherwise  subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

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CUSIP No 33610F109                   13G                 Page 2 of 5 Pages
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   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

         Bank of America Corporation                           56-0906609

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   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a) [ ]
                                                         (b) [ ]
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   3     SEC USE ONLY

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   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                  Delaware
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                    5 SOLE VOTING POWER
 NUMBER OF SHARES
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH

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                    6 SHARED VOTING POWER
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                    7 SOLE DISPOSITIVE POWER
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                    8 SHARED DISPOSITIVE POWER
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   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

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   10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      [  ]
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   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                             Less than 5% (closing filing)
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   12    TYPE OF REPORTING PERSON*

                                                                        HC
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                           *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer:

            First Potomac Realty Trust

Item 1(b).  Address of Issuer's Principal Executive Offices:

            7200 Wisconsin Avenue
            Suite 310
            Bethesda, MD 20814

Item 2(a).  Name of Person Filing:

            Bank of America Corporation

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            100 North Tryon Street, Floor 25
            Bank of America Corporate Center
            Charlotte, NC 28255.

Item 2(c).  Citizenship:

            Delaware

Item 2(d).  Title of Class of Securities:

            Common Stock

Item 2(e).  CUSIP Number:

            33610F109

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b),  or 13d-2(b) or (c), Check
            Whether the Person Filing is a:

            (a)   [  ] Broker or dealer registered under Section 15 of the Exchange Act.
            (b)   [  ] Bank as defined in Section 3(a)(6) of the Exchange Act.
            (c)   [  ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
            (d)   [ ]  Investment  company  registered  under  Section 8  of the  Investment
                  Company Act.
            (e)   [  ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
            (f)   [ ] An  employee  benefit  plan  or  endowment  fund  in  accordance  with
                  Rule 13d-1(b)(1)(ii)(F).
            (g)   [X] A parent  holding  company or control  person in accordance  with Rule
                  13d-1(b)(1)(ii)(G).
            (h)   [ ] A savings  association  as  defined  in  Section 3(b)  of the  Federal
                  Deposit Insurance Act.
            (i)   [ ] A church plan that is excluded  from the  definition  of an investment company under Section 3(c)(14) of the Investment Company Act.
            (j)   [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to Rule 13d-1(c), check this box.  [  ]

Item 4.           Ownership:

            With respect to the beneficial  ownership of the reporting  person,  see Items 5 through  11 of the cover  pages to this  Schedule  13G,  which are  incorporated herein by reference.

Item 5.           Ownership of Five Percent or Less of a Class:

            If this  statement  is being filed to report the fact that as of the date hereof the  reporting  person has ceased to be the  beneficial  owner of more than five percent of the class of securities, check the following  [X].

Item 6.           Ownership of More than Five Percent on Behalf of Another Person:

            Not applicable.

Item 7.     Identification  and Classification of the Subsidiary Which Acquired the Security
            Being Reported on by the Parent Holding Company or Control Person:

            With  respect  to  Subsidiary  Identification  and  Classification,  see Items 5
            through  11 of the cover  pages to this  Schedule  13G,  which are  incorporated herein by reference.

Item 8.           Identification and Classification of Members of the Group:

            Not applicable.

Item 9.           Notice of Dissolution of Group:

            Not applicable.

Item 10.    Certification:

            By signing  below each of the  undersigned  certifies  that, to the best of such undersigned's  knowledge  and  belief,  the  securities  referred  to above were acquired and are held in the  ordinary  course of business and were not acquired and are not for the  purpose of or with the effect of  changing  or  influencing the control of the issuer of the  securities  and were not  acquired and are not held in  connection  with or as a  participant  in any  transaction  having that purpose or effect.

                                            SIGNATURE

After  reasonable  inquiry and to the best of my  knowledge  and belief,  I certify that the information set forth in this statement is true, complete and correct.

Dated:      February 3, 2006

Bank of America Corporation

By:   /s/ Charles F Bowman
      Charles F. Bowman
      Senior Vice President